CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,083,700	$242.13

PRICING SUPPLEMENT NO. 258 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-199966 Dated January 28, 2015

JPMorgan Chase & Co. Return Optimization Securities

$2,083,700 Linked to the DAX® Index (Price Return) due July 29, 2016

Investment Description
Return Optimization Securities, which we refer to as the "Securities," are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"), with a return linked to the performance of the DAX® Index (Price Return) (the "Index"). If the Index Return is positive, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Index Return times the Multiplier of 3.00, up to the Maximum Gain of 24.22%. If the Index Return is zero, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Index, and the Securities will not pay interest. Any payment on the Securities is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑Enhanced Growth Potential — At maturity, the Securities enhance any positive Index Return, up to the Maximum Gain of 24.22%. If the Index Return is negative, investors will be exposed to the negative Index Return at maturity.

❑Full Downside Market Exposure — If the Index Return is negative, investors will be exposed to the negative Index Return at maturity and JPMorgan Chase will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. You may lose some or all of your principal. Any payment on the Securities is subject to the creditworthiness of JPMorgan Chase.

	Trade Date	January 28, 2015
	Original Issue Date (Settlement Date)	January 30, 2015
	Final Valuation Date[1]	July 25, 2016
	Maturity Date[1]	July 29, 2016
	[1]	Subject to postponement in the event of a market disruption event and as described under "General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)" and "General Terms of Notes — Postponement of a Payment Date" in the accompanying product supplement no. UBS-1a-I

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER "KEY RISKS" BEGINNING ON PAGE 5 AND UNDER "RISK FACTORS" BEGINNING ON PAGE PS-9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1A-I AND UNDER "RISK FACTORS" BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1A-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering
We are offering Return Optimization Securities linked to the DAX® Index (Price Return). The Securities are offered for a minimum investment of 100 Securities at the price to public described below. The return on the Securities is subject to, and will not exceed, the Maximum Gain.

Index	Multiplier	Maximum Gain	Initial Index Level	CUSIP	ISIN
DAX® Index (Price Return) (Bloomberg ticker: DAXK)	3.00	24.22%	5,494.55	48127P119	US48127P1194

See "Additional Information about JPMorgan Chase & Co. and the Securities" in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated November 7, 2014, product supplement no. UBS-1a-I dated November 7, 2014, underlying supplement no. 1a-I dated November 7, 2014 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1a-I, will supersede the terms set forth in product supplement no. UBS-1a-I.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1a-I and underlying supplement no 1-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the DAX® Index (Price Return)	$2,083,700	$10.00	$41,674	$0.20	$2,042,026	$9.80

[1]	See "Supplemental Use of Proceeds" in this pricing supplement for information about the components of the price to public of the Securities.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.20 per $10 principal amount Security. See "Plan of Distribution (Conflicts of Interest)" beginning on page PS-87 of the accompanying product supplement no. UBS-1a-I, as supplemented by "Supplemental Plan of Distribution" in this pricing supplement.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.73 per $10 principal amount Security. See "JPMS's Estimated Value of the Securities" in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Securities, supplements the free writing prospectus related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008409/e61360_424b2.pdf
♦	Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf
♦	Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

As used in this pricing supplement, the "Issuer," "JPMorgan Chase," "we," "us" and "our" refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the Index.

♦You seek an investment with a return based on the performance of the companies located in Germany that compose the DAX® Index.

♦You believe the level of the Index will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.

♦You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.

♦You are willing and able to hold the Securities to maturity.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS, is willing to trade the Securities.

♦You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the Index.

♦You do not seek an investment with exposure to the companies located in Germany that compose the DAX® Index.

♦You believe the level of the Index will decline over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.

♦You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Index.

♦You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 5 of this pricing supplement, "Risk Factors" in the accompanying product supplement no. UBS-1a-I and "Risk Factors" in the accompanying underlying supplement no. 1a-I for risks related to an investment in the Securities.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security, subject to a minimum purchase of 100 Securities
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Index:	DAX® Index (Price Return)
Term:	Approximately 18 months
Payment at Maturity (per $10 principal amount Security):

If the Index Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Multiplier)

provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Index Return is zero, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.

If the Index Return is negative, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

In this scenario, you will be exposed to the decline of the Index and you will lose some or all of your principal amount in an amount proportionate to the negative Index Return.

Index Return:	(Final Index Level - Initial Index Level) Initial Index Level
Multiplier:	3.00
Maximum Gain:	24.22%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Index Level:	The closing level of the Index on the Trade Date, which was 5,494.55
Final Index Level:	The closing level of the Index on the Final Valuation Date

Investment Timeline
Trade Date	The Initial Index Level is observed. The Maximum Gain is determined.

Maturity Date

The Final Index Level and the Index Return are determined.

If the Index Return is positive, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Multiplier)

provided, however, that in no event will you receive at maturity an amount greater than:

$10.00 + ($10.00 × Maximum Gain)

If the Index Return is zero, JPMorgan Chase will pay you a cash payment of $10.00 per $10 principal amount Security.

If the Index Return is negative, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return)

Under these circumstances, you will be exposed to the decline of the Index and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled "Material U.S. Federal Income Tax Consequences" in the accompanying product supplement no. UBS-1a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as "open transactions" that are not debt instruments for U.S. federal income tax purposes, as more fully described in "Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments" in the accompanying product supplement no. UBS-1a-I. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of "prepaid forward contracts" and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the "constructive ownership" regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as "FATCA" may apply to amounts treated as interest paid with respect to the Securities, if they are recharacterized as debt instruments. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the "Risk Factors" section of the accompanying product supplement no. UBS-1a-I and the "Risk Factors" section of the accompanying underlying supplement no. 1a-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Index Level has not declined below the Initial Index Level. If the Index Return is negative, you will lose some or all of your principal amount in an amount proportionate to the negative Index Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 24.22%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Index Return is greater than the Maximum Gain.
♦	The Multiplier Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Multiplier or the Securities themselves, and the return you realize may be less than the product of the performance of the Index and the Multiplier and may be less than the Index return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier, subject to the Maximum Gain, only if you hold your Securities to maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.
♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS's estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to "Risk Factors — Risks Relating to Conflicts of Interest" in the accompanying product supplement no. UBS-1a-I for additional information about these risks.
♦	JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS's estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS's estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates — JPMS's estimated value of the Securities is determined by reference to JPMS's internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS's assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS's estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS's estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See "JPMS's Estimated Value of the Securities" in this pricing supplement.
♦	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See "Secondary Market Prices of the Securities" in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
♦	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions, if any, and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See "— Lack of Liquidity" below.
♦	Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors — The secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
♦	any actual or potential change in our creditworthiness or credit spreads;
♦	customary bid-ask spreads for similarly sized trades;
♦	secondary market credit spreads for structured debt issuances;
♦	the actual and expected volatility in the level of the Index;
♦	the time to maturity of the Securities;
♦	the dividend rates on the equity securities included in the Index;
♦	interest and yield rates in the market generally;
♦	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Index trade and the correlation among those rates and the levels of the Index; and

♦	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.
♦	We Cannot Control Actions by the Sponsor of the Index and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Index and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. The index sponsor of the Index is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Level, which reflects the closing level of the Index on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Index and could affect the value of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.

Risks Relating to the Index

♦	Non-U.S. Securities Risk — The equity securities included in the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.
♦	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00%, reflect the Multiplier of 3 and the Maximum Gain of 24.22% and assume an Initial Index Level of 100. The hypothetical Initial Index Level of 100 has been chosen for illustrative purposes only and does not represent the actual Initial Index Level. The actual Initial Index Level is based on the closing level of the Index on the Trade Date and is specified on the cover of this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under "The Index" in this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Index Level, the Maximum Gain and the Final Index Level, which will be determined on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Index Level	Index Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.000	100.000%	$12.422	24.22%
190.000	90.000%	$12.422	24.22%
180.000	80.000%	$12.422	24.22%
170.000	70.000%	$12.422	24.22%
160.000	60.000%	$12.422	24.22%
150.000	50.000%	$12.422	24.22%
140.000	40.000%	$12.422	24.22%
130.000	30.000%	$12.422	24.22%
120.000	20.000%	$12.422	24.22%
115.000	15.000%	$12.422	24.22%
110.000	10.000%	$12.422	24.22%
108.073	8.073%	$12.422	24.22%
105.000	5.000%	$11.500	15.00%
102.500	2.500%	$10.750	7.50%
101.000	1.000%	$10.300	3.00%
100.000	0.000%	$10.000	0.00%
95.000	-5.000%	$9.500	-5.00%
90.000	-10.000%	$9.000	-10.00%
80.000	-20.000%	$8.000	-20.00%
70.000	-30.000%	$7.000	-30.00%
60.000	-40.000%	$6.000	-40.00%
50.000	-50.000%	$5.000	-50.00%
40.000	-60.000%	$4.000	-60.00%
30.000	-70.000%	$3.000	-70.00%
20.000	-80.000%	$2.000	-80.00%
10.000	-90.000%	$1.000	-90.00%
0.000	-100.000%	$0.000	-100.00%

Example 1 — The level of the Index increases by 2.50% from the Initial Index Level of 100 to the Final Index Level of 102.50.

Because the Multiplier of 3 times the Index Return of 2.50% is less than the Maximum Gain of 24.22%, JPMorgan Chase will pay you your principal amount plus a return equal to the Index Return times the Multiplier, resulting in a payment at maturity of $10.75 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return × Multiplier)
$10.00 + ($10.00 × 2.50% × 3) = $10.75

Example 2 — The level of the Index increases by 40% from the Initial Index Level of 100 to the Final Index Level of 140.

Because the Multiplier of 3 times the Index Return of 40% is greater than the Maximum Gain of 24.22%, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 24.22%, resulting in a payment at maturity of $12.422 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 24.22%) = $12.422

Example 3 — The level of the Index decreases by 40% from the Initial Index Level of 100 to the Final Index Level of 60.

Because the Index Return is -40%, JPMorgan Chase will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × -40.00%) = $6.00

If the Index Return is negative, investors will be exposed to the negative Index Return at maturity, resulting in a loss of principal that is proportionate to the Index's decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Index

The DAX® Index (Price Return) is a capital-weighted index that comprises the 30 largest and most actively traded companies that are listed on the Frankfurt Stock Exchange.  The DAX® Index (Price Return) is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.  For additional information about the Index, see the information set forth in Annex A to this pricing supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Index, based on daily closing levels of the Index as reported by the Bloomberg Professional® service ("Bloomberg"), without independent verification. The information given below is for the four calendar quarters in each of 2010, 2011, 2012, 2013 and 2014. Partial data is provided for the first calendar quarter of 2015. The closing level of the Index on January 28, 2015 was 5,494.55 We obtained the closing levels of the Index and other information below from Bloomberg, without independent verification. You should not take the historical levels of the Index as an indication of future performance.

Quarter Begin	Quarter End		Quarterly Closing High	Quarterly Closing Low	Close
1/1/2010	3/31/2010		3,714.17	3,278.75	3,712.18
4/1/2010	6/30/2010		3,807.49	3,330.71	3,497.52
7/1/2010	9/30/2010		3,723.87	3,409.98	3,652.00
10/1/2010	12/31/2010		4,149.74	3,596.42	4,053.71
1/1/2011	3/31/2011		4,339.59	3,806.07	4,114.03
4/1/2011	6/30/2011		4,360.07	4,006.10	4,184.30
7/1/2011	9/30/2011		4,238.36	2,877.47	3,121.22
10/1/2011	12/31/2011		3,600.11	2,959.37	3,346.06
1/1/2012	3/31/2012		4,044.00	3,413.50	3,924.79
4/1/2012	6/30/2012		3,986.84	3,263.49	3,507.44
7/1/2012	9/30/2012		4,073.41	3,491.75	3,944.69
10/1/2012	12/31/2012		4,193.93	3,799.49	4,161.30
1/1/2013	3/31/2013		4,388.69	4,129.95	4,245.47
4/1/2013	6/30/2013		4,528.29	4,042.23	4,209.43
7/1/2013	9/30/2013		4,598.13	4,128.39	4,545.36
10/1/2013	12/2/2013		5,071.58	4,504.26	5,051.89
1/1/2014	3/31/2014		5,152.80	4,754.61	5,037.49
4/1/2014	6/30/2014		5,159.66	4,821.58	5,058.86
7/1/2014	9/30/2014		5,159.89	4,635.07	4,874.28
10/1/2014	12/31/2014		5,189.56	4,410.05	5,044.71
1/1/2015	1/28/2015	*	5,555.46	4,871.9	5,494.55

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 28, 2015. Accordingly, the "Quarterly Closing High," "Quarterly Closing Low" and "Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

The graph below illustrates the daily performance of the Index from January 3, 2005 through January 28, 2015, based on information from Bloomberg, without independent verification.

Past performance of the Index is not indicative of the future performance of the Index.

Historical Performance of the DAX® Index (Price Return)
6,000
5,000
4,000
3,000
2,000
1,000
0
Index Level
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Source: Bloomberg

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See "Supplemental Use of Proceeds" in this pricing supplement and "Use of Proceeds and Hedging" beginning on page PS-43 of the accompanying product supplement no. UBS-1a-I.

JPMS's Estimated Value of the Securities

JPMS's estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. JPMS's estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS's estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt." The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS's internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS's estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others' Estimates."

JPMS's estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See "Key Risks — Risks Relating to the Securities Generally — JPMS's Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities" in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see "Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors" in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is expected to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS. See "Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS's Then-Current Estimated Value of the Securities for a Limited Time Period."

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See "Hypothetical Examples and Return Table" in this pricing supplement for an illustration of the risk-return profile of the Securities and "The Index" in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to JPMS's estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated November 7, 2014, which was filed as an exhibit to the Registration Statement on Form S-3 by us on November 7, 2014.

Annex A — The DAX® Index (Price Return)

Annex A — The DAX® Index (Price Return)

We have derived all information contained in this pricing supplement regarding the DAX® Index (Price Return), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Deutsche Börse AG ("Deutsche Börse"). The DAX® Index (Price Return) is calculated, maintained and published by Deutsche Börse. Deutsche Börse has no obligation to continue to publish, and may discontinue publication of, the DAX® Index (Price Return).

The DAX® Index (Price Return) is reported by Bloomberg L.P. under the ticker symbol "DAXK."

The DAX® Index (Price Return) comprises the 30 largest and most actively traded companies listed on the Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the Prime Standard Segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must satisfy additional transparency requirements. The reference date of the Index is December 30, 1987.

The Index is capital-weighted, meaning the weight of any individual issue is proportionate to its respective share in the overall capitalization of all index component issuers. The weight of any single company is capped at 10% of the Index capitalization, measured quarterly. Weighting is based exclusively on the free float portion of the issued share capital of any class of shares involved. Both the number of shares included in the issued share capital and the free float factor are updated on one day each quarter (the "chaining date"). The Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

Methodology of the Index

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the "Committee") advises Deutsche Börse on all issues related to the Index, recommending measures that are necessary in order to ensure the relevance of the Index range and the correctness and transparency of the Index calculation process. In accordance with the various rules, the Committee pronounces recommendations in respect of the composition of the Index. However, any decisions on the composition of and possible modifications to the Index are exclusively taken by the Management Board of Deutsche Börse (the "Board"). These decisions are published in a press release and on Deutsche Börse's publicly available website at www.deutsche-boerse.com in the evening after the Committee has concluded its meeting. Information contained in Deutsche Börse's website is not incorporated by reference in, and should not be considered a part of, this term sheet. We have not participated in the preparation of, or independently verified, any information contained on Deutsche Börse's website.

The Committee's meetings usually take place on the third trading day in each of March, June, September and December. The date for the respective next meeting is announced via a press release on Deutsche Börse's website on the evening of the current meeting.

The so-called "equity index ranking" is published monthly by Deutsche Börse, containing all relevant data in respect of the key criteria order book turnover and market capitalization. This publication also serves the Committee as a basis for decision-making at its quarterly meetings. It is produced at the beginning of each month and published via the Internet.

Free Float

For the determination of the free float portion used to weight a company's class of shares in the Index and for the ranking lists, the following definition applies:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company's share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner as defined by section §15a of the German Securities Trading Act ("WpHG");
•	for which a pooling has been arranged in which the owner has an interest;
•	managed or kept in safe custody by a third party for account of the owner; and
•	held by a company which the owner controls as defined by section 22(3) of the WpHG.

2. The definition of "non-free float"—irrespective of the size of a shareholding—covers any shareholding of an owner that is subject to a statutory or contractual qualifying period of at least six months with regard to its disposal by the owner. This applies only during the qualifying period. Shareholdings as defined by No. 1 above are counted as shareholdings for the calculation according to No. 1. Shares held by the issuing company (treasury shares) are always considered as block holdings and are not part of the free float of the share class.

3. As long as the size of such a shareholding does not exceed 25% of a company's share capital, the definition of free float includes all shareholdings held by:

•	asset managers and trust companies;
•	investment funds and pension funds; and
•	capital investment companies or foreign investment companies in their respective special fund assets with the purpose of pursuing short-term investment strategies. Such shares, for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to actively influence the company policies and ongoing business of the company, are not considered as such a short-term investment. In addition, shares having been acquired through a public purchase offer are not considered as short-term investment. This does not apply to shareholdings managed or held in safe custody according to No. 1, or to venture capital companies, or other assets serving similar purposes. The shareholdings as defined by No. 1 above are not counted as shareholdings for the calculation according to No. 1.

4. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock's free float. The derivatives need to be subject to registration according to legislation in WpHG and the German Securities Acquisition and Takeover Act ("WpUG").

The various criteria in Nos. 1 to 4 are also fully applied to classes of shares that are subject to restrictions of ownership.

Index Composition

Selection Criteria

To be included or to remain in the Index, companies have to satisfy certain prerequisites. All classes of the company's shares must:

•	be listed in the Prime Standard Segment on the Frankfurt Stock Exchange;
•	be traded continuously on Deutsche Börse's electronic trading system Xetra®; and
•	show a free float portion of at least 10%.

If, for any company, more than one class of shares fulfils the above criteria, only the respective larger or more liquid class can be included in the Index. Moreover, companies must either:

•	have their headquarters (or operating headquarters) in Germany; or
•	have a major share of the stock exchange turnover at the Frankfurt Stock Exchange and their juristic headquarters in the European Union ("EU") or in a European Free Trade Association ("EFTA") state.

Operating headquarters is defined as the location of management or company administration, in part or in full. If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The major trading turnover requirement is met if at least 33% of aggregate turnover inside the EU or in a EFTA state over the past twelve months took place on the Frankfurt Stock Exchange, including Xetra®. The total aggregate turnover per company includes the trading turnover generated for all listings of this company on regulated exchanges or multilateral trading facilities inside the EU or in a EFTA State.

To preserve the character of the Index, the Board reserves the right to exclude certain companies from the Index in coordination with the Committee. One possible reason for such an exclusion could be that the applicable company is a foreign holding company with headquarters in Germany, but a clear focus on business activities abroad.

For companies already part of the Index, the above paragraph does not apply.

Companies that satisfied the prerequisites listed above are selected for inclusion in the Index according exclusively to the following two key criteria:

•	order book turnover on Xetra® and in Frankfurt floor trading (within the preceding twelve months); and
•	free float market capitalization (determined using the average of the volume-weighted average price ("VWAP") of the last 20 trading days prior to the last day of the month) on the last trading day of each month.

Taking these criteria into account, the Committee submits proposals to the Board to leave the current composition of the Index unchanged or to effect changes. The final decision as to whether or not to replace an index component issue is taken by the Board. These decisions will be directly reflected in the respective rankings.

Adjustments to Index Composition

Ordinary adjustments to the Index are made once each year in September, based on the following criteria:

•	Regular Exit (40/40 rule): an index component issue is removed from the Index if its ranking in either exchange turnover or market capitalization is worse than 40, provided that there is an advancing issue ranking 35 or better in both criteria.
•	Regular Entry (30/30 rule): a company can be included in the Index if it ranks 30 or better in both exchange turnover and market capitalization, provided there is an index component with a ranking worse than 35 in at least one criterion.

Furthermore, under the "fast-entry" and "fast-exit" rules, which are applied in March, June, September and December:

•	Fast Exit (45/45 rule): an index component issue is removed from the Index if its ranking in either exchange turnover or market capitalization is worse than 45, provided that an advancing issue ranks 35 or better in both criteria (35/35). If no such issue exists, the successor is determined by applying the criteria (35/40) and (35/45) successively. If no suitable issue can be found, no substitution will be carried out.
•	Fast Entry (25/25 rule): a company can be included in the Index if it ranks 25 or better in both exchange turnover and market capitalization. In return, the index component issue with a ranking worse than 35 in one criterion and the lowest market capitalization is removed. Where no such issue exists, the respective component issue with the lowest market capitalization is removed from the Index instead.

In cases where there are several companies meeting the criteria for any of the above rules, the best and worst candidates according to market capitalization are included or removed from the Index, respectively. In exceptional cases, including takeovers announced at short notice or significant changes in a company's free float, the Board may—in agreement with the Committee—deviate from these rules.

Based on the rankings and further criteria involved, the Committee recommends in these cases if—and if so, against which issuer—such company is to be admitted to the Index.

Finally, extraordinary adjustments to the index composition have to be performed, regardless of the "fast-exit" or "fast-entry" rules, upon occurrence of specific events, such as insolvency. In addition, a company can be removed immediately if its index weight based on the actual market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. The Board, in consultation with the Committee, may decide on the removal and may replace the company two full trading days after the announcement.

Adjustments are also necessary in two scenarios in the mergers and acquisitions context:

•	if an absorbing or emerging company meets basis criteria for inclusion in the Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the Index under the ordinary or extraordinary adjustments described above. The absorbed company is replaced by the absorbing or emerging company on the same date ; and

•	if an absorbing company is already included in the Index or does not meet the basis criteria for inclusion in the Index, as soon as the free float of the absorbed company falls below 10%, the company is removed from the Index under the ordinary or extraordinary adjustments described above. On the same date, the absorbed company is replaced by a new company determined by the Fast Exit Rule.

The weight of the company represented in the Index is adjusted to the new number of shares on the quarterly date after the merger has taken place.

Index Calculation

The Index is weighted by market capitalization; however, only freely available and tradable shares ("free float") are taken into account. The Index is a price index, which measures the actual price performance and is only adjusted for income from subscription rights and special distributions.

The Index Formula

The Index is conceived according to the Laspeyres formula set out below:

whereby:

cit	=	Adjustment factor of company i at time t
ffiT	=	Free float factor of share class i at time T
n	=	Number of shares in the Index
pi0	=	Closing price of share i on the trading day before the first inclusion in the Index
piT	=	Price of share i at time t
qi0	=	Number of shares of company i on the trading day before the first inclusion in the Index
qiT	=	Number of shares of company i at time T
t	=	Calculation time of the Index
KT	=	The Index chaining factor valid as of chaining date T
T	=	Date of the last chaining

The formula set out below is equivalent in analytic terms, but designed to achieve relative weighting:

The Index calculation can be reproduced in simplified terms by using the expression Fi:

•	Multiply the current price by the respective Fi weighting factor;
•	Take the sum of these products; and
•	Divide this by the base value (A) which remains constant until a modification in the Index composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying Index portfolio.

Calculation Frequency

Index calculation is performed on every exchange trading day in Frankfurt, using prices traded on Deutsche Börse's electronic trading system Xetra®, whereby the last determined prices are used. The Index is calculated once a day, at the close of trading. The Index is distributed as soon as current prices are available for all 30 index components included in the Index (but no later than 9:03 a.m.). As long as opening prices for individual shares are not available, the particular closing prices of the previous day are taken instead for calculating the Index.

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The "official" closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments and Corrections

The Index is only adjusted for income from subscription rights and special distributions.

The working committee of Deutsche Börse reserves the right to correct any incorrect index values with immediate effect after becoming aware of such incorrect index values. A historical correction is usually applied as of the start of the calculation of the current business day. Deutsche Börse will inform the general public of any such corrections immediately.

Licensing Agreement with Deutsche Börse

The DAX® Index (Price Return) is a registered trademark of Deutsche Börse. The Securities are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse (the "Licensor"). Neither the publication of the DAX® Index (Price Return) by the Licensor nor the granting of a license regarding the DAX® Index (Price Return) as well as the DAX® trademark for the utilization in connection with the Securities or other securities or financial products that are derived from the DAX® Index (Price Return), represents a recommendation by the Licensor for a capital investment or contains in any manner a warranty or opinion by the Licensor with respect to the attractiveness on an investment in the Securities.

JPMS has entered into an agreement with the Licensor that would provide JPMS and certain of its affiliates a non-exclusive license and, for a fee, with a right to use the DAX® Index (Price Return) in connection with the Securities.